EXHIBIT 99
APPLIED INDUSTRIAL TECHNOLOGIES INCREASES DIVIDEND 25%
CLEVELAND, OHIO (July 17, 2007) — Applied Industrial Technologies (NYSE: AIT) Chairman & Chief Executive Officer David L. Pugh today announced that the Company’s Board of Directors has declared a quarterly cash dividend of $0.15 per common share, payable on August 31, 2007, to shareholders of record on August 15, 2007. This cash dividend represents a 25 percent increase over the previous regular quarterly cash dividend of $0.12 per share.
“We are pleased to make this increase in our dividend based on our continued favorable outlook and our commitment to return value to our shareholders through dividends. As a matter of record, we have raised our dividend 150% over the last three years reflecting the improved profitability of our business.”
Applied will announce its fourth quarter and year-end results on the morning of Thursday, August 9, 2007, and will also host its conference call for investors and analysts at 4 p.m. ET that same day. To join in the call, dial 1-800-818-5264. The call will be conducted by Chairman & CEO David L. Pugh, President Bill L. Purser, COO Ben Mondics, and CFO Mark O. Eisele. The call will also be webcast and can be accessed live online at http://www.applied.com and will be archived there for 14 days. A replay of the teleconference will be available for two weeks at 1-888-203-1112 (passcode 1941226).
Applied will hold its Annual Meeting of Shareholders at 10:00 a.m., Tuesday, October 23, 2007, at its Corporate Headquarters, One Applied Plaza (E. 36th & Euclid Avenue), Cleveland, Ohio. August 27, 2007, is the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting.
With more than 450 facilities and 4,600 employee-associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 2 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2006, Applied posted sales of $1.9 billion. Applied can be visited on the Internet at http://www.applied.com.
This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “outlook” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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For investor relations information, contact Mark O. Eisele, Vice President - Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President - Communications, at 216-426-4343.